Goldfield & Gold Road Claim Groups Arizona



NEVADA
ARIZONA
Tsaile
Second Mesa
Henderson
Barstow
Winslow
Albuquerque
Lake Havasu City
Fontana
NEW MEXICO
CALIF.
Parker
Reserve
Oceanside
Phoenix
Safford
Clifton
San Diego
Ciudad Juárez
San Luis
Tucson

Pushpins

- Mining
- My Pushpins

Miscellaneous

- River, Stream, or Canal
- Intermittent River or Stre...
- Intermittent Lake
- Glacier or Ice Field
- Swamp or Wetland
- Spring or Well
- Waterfall
- Peak
- Volcano



Lake Mead National Recreation Area
163
68
Union Pass
Guthrie Rd
219S
Laughlin
CLARK
Laughlin - Bullhead City International
223
Bullhead City
NEVADA
Ramar Rd
Acquarius Dr
Marina Blvd
Garnet Rd
Goldfield Claim Group
Gold Road Claim Group
221
Needles Hwy
ARIZONA
95
Sitgreaves Pass
10
Sun Valley Airport
MOHAVE
153
Fort Mojave Indian Reservation
Pew Rd
CALIFORNIA
River Rd
SAN BERNARDINO
40
Oatman Topock Hwy
Needles
0 mi
2
4
6
8
10